SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 February 13, 2007

Date of Report
(Date of Earliest Event Reported)

 SONOSITE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-23791	91-1405022
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

21919 30th Drive S.E., Bothell, Washington 98021-3904
(Address of Principal Executive Offices)   (Zip Code)

 (425) 951-1200
(Registrant's Telephone Number, Including Area Code)

 None
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 1.01	Entry into a Material Definitive Agreement

     On February 13, 2007, the Board of Directors of SonoSite, Inc. ("Registrant") approved the Variable Incentive Bonus Plan (the "Plan"), an incentive compensation program for fiscal year 2007, which is designed to motivate, retain and reward the Company's executive officers based on the achievement of specified corporate revenue and operating profits objectives.  The Plan's terms are substantially similar to the FY2006 Variable Incentive Bonus Plan that was filed on Form 8-K on December 14, 2005 except for the specified revenue and operating profits objectives, which are specific to FY2007.  The revenue and operating profits objectives are calculated with the operating profits objective weighed slightly more heavily than revenue in calculating bonus payments at 100% and greater achievement of the Plan targets.  For payouts of Plan bonuses at less than 100% achievement of Plan targets, the revenue objective is more heavily weighted than the operating profits objective.  For Messrs. Dugan and Cox, 25% of their total FY2007 bonus payments are based on the corporate objectives set forth in the Plan, while the remaining 75% is based on the achievement of specified revenue and margin targets for the U.S. and international markets, respectively.

     Participants eligible under the Plan are certain executive level employees designated by the Compensation Committee, including the following executive officers: Graham Cox, Tom Dugan, Kevin Goodwin, Mike Schuh and Kathy Surace-Smith.  Bonuses are calculated as a percentage of the participant's base salary and in any event cannot exceed for any one individual $2 million during fiscal year 2007.  The Company has the discretion to pay less than the full amount of any bonus otherwise earned under the Plan.  The attached Exhibit 10.1, incorporated herein by reference, is the form of Plan so approved.

Item 9.01	Financial Statements and Exhibits

Exhibit No.

Description

10.1

SonoSite, Inc. FY2007 Variable Incentive Bonus Plan

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, SonoSite, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOSITE, INC.

Dated:	February 15, 2007	By:	/s/ MICHAEL J. SCHUH

Michael J. Schuh Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	SonoSite, Inc. FY2007 Variable Incentive Bonus Plan